[SUBURBAN PROPANE LOGO OMITTED]                                     NEWS RELEASE
                                                       Contact: Robert M. Plante
                                        Vice President & Chief Financial Officer
                                           P.O. Box 206, Whippany, NJ 07981-0206
                                                             Phone: 973-503-9252
--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE
---------------------

       SUBURBAN PROPANE PARTNERS, L.P. ANNOUNCES FOURTH QUARTER AND RECORD
    FULL YEAR RESULTS FOR FISCAL 2004 AND DECLARES QUARTERLY DISTRIBUTION OF
                            $0.6125 PER COMMON UNIT

WHIPPANY, NEW JERSEY, OCTOBER 21, 2004 -- Suburban Propane Partners, L.P.
(NYSE:SPH), a marketer of propane gas, fuel oil and related products and services nationwide, today announced its results for the fourth quarter of fiscal 2004, as well as record earnings for the full fiscal year ended September
25, 2004. Its Board of Supervisors also declared a quarterly distribution of
$0.6125 per Common Unit -- $2.45 per Common Unit annualized.

FOURTH QUARTER 2004 RESULTS

Consistent with the seasonal nature of the propane and fuel oil businesses, the
Partnership typically experiences a net loss in the fourth quarter. For the fourth quarter of fiscal 2004, Suburban's net loss was $28.7 million, or $0.92 per Common Unit, compared to a net loss of $21.0 million, or $0.75 per Common
Unit, for the fourth quarter of fiscal 2003. Earnings before interest, taxes, depreciation and amortization ("EBITDA") resulted in a loss of $7.6 million for the fiscal 2004 fourth quarter, compared to a loss of $6.4 million for the prior year quarter. As a result of the Partnership's continued efforts to integrate the operations of Agway Energy acquired in December 2003, EBITDA for the fourth quarter of fiscal 2004 included a restructuring charge of $0.6 million. In addition, depreciation expense for the fourth quarter of fiscal 2004 included a non-cash charge of $1.0 million related to assets abandoned as a result of the
Partnership's integration efforts in the northeast operations.

Retail propane gallons sold in the fourth quarter of fiscal 2004 increased 7.0 million gallons, or 8.9%, to 86.0 million gallons from 79.0 million gallons in the prior year quarter. Sales of fuel oil and other refined fuels amounted to
48.0 million gallons during the fourth quarter of fiscal 2004. Revenues of
$244.7 million increased $124.8 million compared to the prior year quarter, primarily from the addition of sales of fuel oil and other refined fuels, as well as from the marketing of natural gas and electricity in deregulated markets. Revenues from the distribution of propane and related activities of
$143.7 million in the fourth quarter of fiscal 2004 increased $35.7 million, or
33.1%, compared to $108.0 million in the prior year quarter. The increase in propane revenues is attributable to the combination of higher average selling prices in line with a significant increase in product costs compared to the prior year quarter, coupled with the aforementioned increase in retail propane sales volumes. Additionally, revenues for the fourth quarter of fiscal 2004 were favorably impacted by increased service and installation activities in the Partnership's heating, ventilation and air conditioning ("HVAC") segment, which increased $13.2 million, or 133.3%, to $23.1 million, primarily from the addition of Agway Energy.

Combined operating and general and administrative expenses of $105.9 million increased $40.6 million, or 62.2%, compared to the prior year quarter of $65.3 million. The increase in combined operating and general and administrative expenses is primarily attributable to the addition of the Agway Energy operations, as well as anticipated increases in marketing, professional services and travel expenses associated with integration activities during the fourth quarter. Operating expenses in the fiscal 2004 fourth quarter include a $4.0 million unrealized (non-cash) loss attributable to the mark-to-market on derivative instruments ("FAS 133"), compared to a $0.3 million unrealized
(non-cash) loss in the prior year quarter attributable to FAS 133.

Net interest expense increased 32.4%, or $2.4 million, to $9.8 million, compared to $7.4 million in the prior year quarter. The increase in net interest expense reflects the effects of the Partnership's issuance of $175.0 million of 6.875%
senior notes in the first quarter of fiscal 2004 in connection with financing for the acquisition of Agway Energy, offset by the $42.5 million repayment of the third annual principal installment under the 7.54% senior notes during the fourth quarter of fiscal 2004.

FISCAL YEAR 2004 RESULTS

Net income for the fiscal year ended September 25, 2004 was $59.6 million, or
$1.97 per Common Unit, compared to $48.7 million, or $1.87 per Common Unit, in fiscal 2003. The Partnership reported a record level EBITDA of $137.2 million in fiscal 2004, an increase of $27.2 million, or 24.7%, compared to $110.0 million in fiscal 2003.

EBITDA and net income for fiscal 2004 were impacted by the net result of certain significant items, mainly relating to (i) a $26.3 million gain from the sale of
24 customer service centers primarily in the northern and southern central regions of the United States considered to be non-strategic, compared to a $2.5 million gain from the sale of nine customer service centers during fiscal 2003;
(ii) a non-cash charge of $6.3 million included within cost of products sold relating to purchase accounting for the Agway Energy acquisition; (iii) a non-cash charge of $3.2 million attributable to the impairment of goodwill related to a small business acquired in 1999; (iv) a $2.9 million restructuring charge related to the Partnership's efforts to integrate certain management and back office functions of Agway Energy; and (v) a non-cash charge of $1.0 million included within depreciation expense attributable to the write-down of assets to be disposed of as a result of the blending of field operations in the northeast.

Retail propane gallons sold in fiscal 2004 increased 45.8 million gallons, or
9.3%, to 537.3 million gallons, compared to 491.5 million gallons in the prior year. The increase is primarily due to the addition of the Agway Energy operations in the northeast, offset to an extent by the impact of warmer than normal nationwide average temperatures. Temperatures nationwide, as reported by the National Oceanic and Atmospheric Administration ("NOAA"), averaged 7% warmer than normal in fiscal 2004, compared to 1% colder than normal in fiscal 2003, or
8% warmer temperatures year-over-year. Sales of fuel oil and other refined fuels in the northeast amounted to 220.5 million gallons during fiscal 2004.

Revenues increased $572.2 million, or 77.8%, to $1,307.3 million, compared to
$735.1 million in fiscal 2003. On an operating segment basis, propane revenues of $856.1 million for fiscal 2004 increased $175.3 million, or 25.7%, compared to $680.8 million in the prior year. The increase in retail propane revenue results from the 9.3% increase in retail propane volumes, as described above, coupled with higher average propane selling prices as a result of higher product costs compared to the prior fiscal year. The Partnership's fuel oil and other refined fuels segment and the natural gas and electricity segment contributed
$281.7 million and $68.5 million in revenues during fiscal 2004, respectively.
Revenues attributable to the Partnership's HVAC segment for fiscal 2004 amounted to $92.1 million, an increase of $45.2 million, or 96.4%, compared to fiscal
2003 principally from the addition of the Agway Energy operations.

Combined operating and general and administrative expenses of $410.3 million increased $141.2 million, or 52.5%, from $269.1 million in fiscal 2003.
Operating expenses for fiscal 2004 included a $4.5 million unrealized (non-cash)
loss attributable to FAS 133, compared to a $1.5 million unrealized loss in the prior year attributable to FAS 133. The increase in combined operating and general administrative expenses is primarily attributable to the addition of the
Agway Energy operations, as well as increased marketing, professional services and travel expenses associated with the integration activities during the year.
In addition, higher employee compensation and benefit related expenses associated with the increased business activities, and higher pension and insurance costs were experienced in fiscal 2004 compared to the prior fiscal year.

Depreciation and amortization expense increased $9.2 million, or 33.5%, to $36.7 million primarily as a result of the tangible and intangible assets acquired in the Agway Energy acquisition, as well as from the $1.0 million non-cash charge described above. Net interest expense increased $7.2 million, or 21.4%, to $40.8 million in fiscal 2004, compared to $33.6 million in fiscal 2003. The increase in net interest expense is a result of the net impact of $175.0 million of
6.875% senior notes added in the first quarter of fiscal 2004 in connection with financing for the acquisition of Agway Energy, offset by a reduction in amounts outstanding under our 7.54% senior notes from the repayment of the second annual principal payment of $42.5 million during the fourth quarter of fiscal 2003 and the third annual principal payment of $42.5 million during the fourth quarter of fiscal 2004. In addition, interest expense for fiscal 2004 included a one-time fee of $1.9 million related to financing commitments incurred during the first quarter for the acquisition of Agway Energy.

In announcing these results, President and Chief Executive Officer Mark A.
Alexander said, "We are extremely pleased with these record results and the outcome of several steps that we took in fiscal 2004. In addition to completing the major acquisition of Agway Energy, we generated nearly $40 million in cash from the divestiture of 24 customer service centers in non-strategic markets. We retired another $42.5 million of principal on our 7.54% senior notes, made a second voluntary contribution of $15.1 million to improve the funded status of our defined benefit pension plan and we delivered two distribution increases to our Common Unitholders during the year -- our eighth and ninth increases in five years."

Mr. Alexander added, "Overall, it was a highly successful year. The Agway Energy acquisition increased our footprint significantly throughout the northeast and transformed us from a single-fuel marketer to one that provides multiple energy solutions to well over a million customers nationwide. Our broad array of products and services enables us to offer our customers solutions to ALL of their energy needs."

The Partnership also declared its quarterly distribution of $0.6125 per Common
Unit for the three months ended September 25, 2004. The distribution will be payable on November 9, 2004, to Common Unitholders of record as of November 2,
2004. On an annualized basis, the distribution equates to $2.45 per Common Unit.

Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey,
Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1,100,000 residential, commercial, industrial and agricultural customers through more than 370 customer service centers in 35 states.

                                     (more)

                SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
          FOR THE THREE AND TWELVE MONTHS ENDED SEPTEMBER 25, 2004 AND
           SEPTEMBER 27, 2003 (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
                                   (UNAUDITED)

                                                                          THREE MONTHS ENDED             TWELVE MONTHS ENDED
                                                                     SEPTEMBER 25,  SEPTEMBER 27,    SEPTEMBER 25,   SEPTEMBER 27,
                                                                         2004           2003              2004           2003
                                                                    -------------   -------------    -------------   --------------

Revenues
  Propane                                                             $ 143,694       $ 108,035        $ 856,109        $ 680,840
  Fuel oil and refined fuels                                             62,063               -          281,682                -
  Natural gas and electricity                                            13,478               -           68,452                -
  HVAC                                                                   23,080           9,890           92,072           46,938
  All other                                                               2,349           1,927            8,939            7,297
                                                                      ---------       ---------        ---------        ---------
                                                                        244,664         119,852        1,307,254          735,075

Costs and expenses
  Cost of products sold                                                 156,413          59,746          779,029          358,582
  Operating                                                              92,022          56,308          356,359          232,462
  General and administrative                                             13,872           8,957           53,888           36,661
  Restructuring costs                                                       560               -            2,942                -
  Impairment of goodwill                                                      -               -            3,177                -
  Depreciation and amortization                                          11,114           7,030           36,743           27,520
                                                                      ---------       ---------        ---------        ---------
                                                                        273,981         132,041        1,232,138          655,225

(Loss) income before interest expense and provision
  for income taxes                                                      (29,317)        (12,189)          75,116           79,850
Interest expense, net                                                     9,804           7,417           40,832           33,629
                                                                      ---------       ---------        ---------        ---------

(Loss) income before provision for income taxes                         (39,121)        (19,606)          34,284           46,221
Provision for income taxes                                                  120              99                3              202
                                                                      ---------       ---------        ---------        ---------
(Loss) income from continuing operations                                (39,241)        (19,705)          34,281           46,019
Discontinued operations:
  Gain on sale of customer service centers                               11,508               -           26,332            2,483
  (Loss) income from discontinued customer service centers                 (940)         (1,251)            (972)             167
                                                                      ---------       ---------        ---------        ---------

Net (loss) income                                                     $ (28,673)      $ (20,956)       $  59,641        $  48,669
                                                                      =========       =========        =========        =========
General Partner's interest in net (loss) income                       $    (891)      $    (562)       $   1,476        $   1,193
                                                                      ---------       ---------        ---------        ---------
Limited Partners' interest in net (loss) income                       $ (27,782)      $ (20,394)       $  58,165        $  47,476
                                                                      =========       =========        =========        =========

(Loss) income from continuing operations per Common Unit - basic      $   (1.26)      $   (0.70)       $    1.13        $    1.77
                                                                      =========       =========        =========        =========
Net (loss) income per Common Unit - basic                             $   (0.92)      $   (0.75)       $    1.97        $    1.87
                                                                      =========       =========        =========        =========
Weighted average number of Common Units outstanding - basic              30,257          27,256           29,599           25,359
                                                                      ---------       ---------        ---------        ---------

(Loss) income from continuing operations per Common Unit - diluted    $   (1.26)      $   (0.70)       $    1.13        $    1.76
                                                                      =========       =========        =========        =========
Net (loss) income per Common Unit - diluted                           $   (0.92)      $   (0.75)       $    1.96        $    1.86
                                                                      =========       =========        =========        =========
Weighted average number of Common Units outstanding - diluted            30,257          27,256           29,705           25,495
                                                                      ---------       ---------        ---------        ---------

Supplemental Information:
EBITDA (a)                                                             $ (7,635)       $ (6,410)       $ 137,219        $ 110,020
Retail gallons sold:
      Propane                                                            85,976          78,961          537,330          491,451
      Fuel oil and refined fuels                                         47,956               -          220,469                -

                                      (more)

(a)  EBITDA represents net income (loss) before deducting interest expense, income taxes, depreciation and amortization. Our management uses EBITDA as a measure of liquidity and we are including it because we believe that it provides our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units. Moreover, our senior note agreements and our revolving credit agreement require us to use
     EBITDA as a component in calculating our leverage and interest coverage ratios. EBITDA is not a recognized term under generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with GAAP. Because EBITDA, as determined by us, excludes some, but not all, items that affect net income, it may not be comparable to
     EBITDA or similarly titled measures used by other companies. The following table sets forth (i) our calculation of EBITDA and (ii) a reconciliation of
     EBITDA, as so calculated, to our net cash provided by operating activities:

                                                                   THREE MONTHS ENDED                TWELVE MONTHS ENDED
                                                            SEPTEMBER 25,      SEPTEMBER 27,    SEPTEMBER 25,   SEPTEMBER 27,
                                                                2004               2003             2004            2003
                                                            -------------      -------------    -------------   -------------

Net (loss) / income                                           $ (28,673)       $ (20,956)         $  59,641       $  48,669
Add:
  Provision for income taxes                                        120               99                  3             202
  Interest expense, net                                           9,804            7,417             40,832          33,629
  Depreciation and amortization                                  11,114            7,030             36,743          27,520
                                                              ---------        ---------          ---------        --------
EBITDA                                                           (7,635)          (6,410)           137,219         110,020
                                                              ---------        ---------          ---------       ---------
Add / (subtract):
  Provision for income taxes                                       (120)             (99)                (3)           (202)
  Interest expense, net                                          (9,804)          (7,417)           (40,832)        (33,629)
  Gain on disposal of property, plant and equipment, net           (562)            (150)              (715)           (636)
  Gain on sale of customer service centers                      (11,508)               -            (26,332)         (2,483)
  Changes in working capital and other assets
    and liabilities                                              21,458            2,453             23,728         (15,770)
                                                              ---------        ---------          ---------        --------
Net cash (used in) / provided by operating activities         $  (8,171)       $ (11,623)         $  93,065       $  57,300
                                                              =========        =========          =========       =========
Net cash provided by / (used in) investing activities         $   7,547        $  (4,328)         $(196,557)      $  (4,859)
                                                              =========        =========          =========       =========
Net cash (used in) / provided by financing activities         $ (61,666)       $ (59,162)         $ 141,208       $ (77,631)
                                                              =========        =========          =========       =========